UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2012

DEVON ENERGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-32318	73-1567067
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification Number)

333 West Sheridan Avenue, Oklahoma City, Oklahoma		73102-5015
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (405) 235-3611

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

Information Regarding Forward-Looking Estimates

Our original 2012 forward-looking estimates are included in our Form 8-K filed on February 15,, 2012. These estimates were based on our examination of historical operating trends, the information used to prepare our December 31, 2011, reserve reports and other data in our possession or available from third parties. Subsequently, we updated certain of our capital and operating metrics at an analyst conference in April 2012 and during our first quarter 2012 earnings call in May 2012.

Based on our examination of historical operating trends during the first half of 2012, we are further updating certain of our 2012 estimates. This report includes all of our 2012 forward-looking estimates, including both unchanged and updated estimates. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Consequently, actual future results could differ materially from our expectations due to a number of factors, such as changes in the supply of and demand for oil, natural gas and NGLs and related products and services; exploration or drilling programs; political or regulatory events; general economic and financial market conditions; and other factors discussed in this report.

All subsequent written and oral forward-looking statements attributable to Devon, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements. We assume no duty to update or revise our forward-looking statements based on new information, future events or otherwise.

Financial amounts related to our Canadian operations in the following tables have been converted to U.S. dollars using estimated average exchange rates of $1.00 Canadian dollar to $1.00 U.S. dollar.

Oil, Gas and NGL Production and Prices

We estimate that our combined oil, gas and NGL production will total 253 to 257 MMBoe (690 to 700 MBoepd). Set forth below are our estimates of oil, gas and NGL production.

	Oil (MMBbls)	Gas (Bcf)	NGLs (MMBbls)	Total (MMBoe)
U.S.	21	768	38	187
Canada	34	181	3	68

Total	55	949	41	255

We expect our floating prices for production from each of our operating areas to differ from the NYMEX price as set forth in the following table. The price for oil and the NGLs relationship to crude oil is determined using the monthly average of NYMEX settled prices on each trading day for benchmark West Texas Intermediate crude oil delivered at Cushing, Oklahoma. The NYMEX price for gas is determined using the first-of-month South Louisiana Henry Hub price index as published monthly in Inside FERC.

Prices as a % of NYMEX Price
	Oil	Gas	NGLs
U.S.	91% to 101%	77% to 87%	31% to 36%
Canada	55% to 65%	84% to 94%	47% to 52%
Total	68% to 78%	78% to 88%	32% to 37%

Commodity Price Risk Management

As of July 30, 2012, we had the following oil derivative positions associated with 2012 production. Our oil derivatives settle against the average of the prompt month NYMEX West Texas Intermediate futures price.

	Price Swaps		Price Collars			Call Options Sold
Period	Volume (Bbls/d)	Weighted Average Price ($/Bbl)	Volume (Bbls/d)	Weighted Average Floor Price ($/Bbl)	Weighted Average Ceiling Price ($/Bbl)	Volume (Bbls/d)	Weighted Average Price ($/Bbl)
Q1-Q2	30,000	$106.64	54,000	$85.74	$126.42	19,500	$95.00
Q3-Q4	54,000	$105.90	74,000	$89.71	$123.09	19,500	$95.00

As of July 30, 2012, we had the following natural gas derivative positions associated with 2012 production. Our natural gas derivatives settle against the Inside FERC first of the month Henry Hub index.

	Price Swaps		Price Collars			Call Options Sold
Period	Volume (MMBtu/d)	Weighted Average Price ($/MMBtu)	Volume (MMBtu/d)	Weighted Average Floor Price ($/MMBtu)	Weighted Average Ceiling Price ($/MMBtu)	Volume (MMBtu/d)	Weighted Average Price ($/MMBtu)
Q1-Q2	455,714	$4.43	512,500	$4.66	$5.46	487,500	$6.00
Q3-Q4	579,266	$4.03	1,104,674	$3.62	$4.31	487,500	$6.00

Other Operating Items

The following table includes estimates of other revenue and expense items associated with our operations, as well as our quarterly dividend rate. The other expense, net estimate consists of accretion of asset retirement obligations, interest rate swap settlements, interest income and other miscellaneous items.

	Low	High
	($ in millions, except per Boe)
Marketing & midstream operating profit	$360	$410
Lease operating expenses per Boe	$8.00	$8.40
Depreciation, depletion and amortization per Boe	$11.00	$11.20
General & administrative expenses per Boe	$2.50	$2.70
Taxes other than income taxes as % of oil, gas, and NGL sales	4.90%	5.90%
Interest expense	$390	$430
Other expense, net	$40	$60
Current income tax rate	—%	10%
Deferred income tax rate	30%	30%

Total income tax rate	30%	40%

Quarterly per share dividend rate	$0.20

Interest Rate Risk Management

As of July 30, 2012, we had the following fixed-to-floating interest rate swaps.

Notional	Fixed Rate Received	Variable Rate Paid	Expiration
(In millions)
$100	1.90%	Federal funds rate	August 2012
$750	3.88%	Federal funds rate	July 2013

Capital Expenditures

Total oil and gas capital expenditures in the following table exclude approximately $1.2 billion in total proceeds that we expect to receive in 2012 upon closing our joint venture transactions with Sinopec International Petroleum Exploration & Production Corporation and Sumitomo Corporation.

	Low	High
	($ in millions)
Development	$4,525	$4,825
Exploration	1,630	1,730

Subtotal	6,155	6,555
Capitalized G&A	320	340
Capitalized interest	55	65

Total oil and gas	6,530	6,960

Midstream	465	535
Corporate & other	305	405

Total other	770	940

Total capital expenditures	$7,300	$7,900

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

DEVON ENERGY CORPORATION

By:	/s/ Jeffrey A. Agosta
Jeffrey A. Agosta
Executive Vice President and Chief Financial Officer

Date: August 1, 2012